Exhibit 99.1

CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

METRO BANCORP REPORTS FOURTH QUARTER

NET INCOME OF $1.5 MILLION; TOTAL REVENUES UP 13%

January 27, 2011 – Harrisburg, PA – Metro Bancorp, Inc. (NASDAQ Global Select Market Symbol: METR), parent company of Metro Bank, today reported net income of $1.5 million, or $0.10 per share for the quarter ended December 31, 2010, compared to a net loss of $890,000, or $(0.07) per share, for the fourth quarter 2009. Total revenues for the fourth quarter of 2010 increased 13% over the same period of 2009. The Company also reported a decrease of $3.4 million, or 5%, in nonperforming assets from the previous quarter end.

Fourth Quarter Financial Highlights (in millions, except per share data)
	Quarter Ended			Year Ended
	12/31/10	12/31/09	% Change	12/31/10	12/31/09	% Change
Total assets	$2,234.5	$2,147.8	4%

Total deposits	1,832.2	1,814.7	1%

Total loans (net)	1,357.6	1,429.4	(5)%

Total revenues	$29.0	$25.8	13%	$109.2	$100.1	9%

Net income (loss)	1.5	(0.9)		(4.3)	(1.9)

Diluted net income (loss) per share	$0.10	$(0.07)		$(0.33)	$(0.24)

Chairman’s Statement

Commenting on the Company’s financial results, Chairman Gary L. Nalbandian stated “we are pleased with our increased revenues and our improvement in net income over the results we recorded in the past several quarters.  We are also encouraged by the continued stabilization in the asset quality of our loan portfolio as evidenced by a decrease in nonperforming assets for the second consecutive quarter.”

Mr. Nalbandian noted the following highlights from the fourth quarter ended December 31, 2010:

➢	The Company recorded net income of $1.5 million, or $0.10 per share, for the fourth quarter of 2010 compared to a net loss of $890,000, or $(0.07) per share, for the same period one year ago.

➢	Total revenues for the fourth quarter of 2010 were $29.0 million, up $3.2 million, or 13%, over total revenues of $25.8 million for the same quarter one year ago.

➢
The Company’s net interest margin on a fully-taxable basis for the fourth quarter of 2010 was 3.98%, the same as recorded in the third quarter of 2010 and compared to 3.89% for the fourth quarter of 2009.  The Company’s deposit cost of funds for the fourth quarter was 0.66%, down 4 bps from the previous quarter and compared to 0.94% for the same period one year ago.

➢	Noninterest income totaled $8.5 million for the fourth quarter of 2010, up $1.4 million, or 19%, over the fourth quarter of 2009.

➢	Noninterest expenses were down $1.1 million, or 4%, from the fourth quarter one year ago. On a linked quarter basis, total noninterest expenses were up $389,000, or 2%, over the previous quarter.

➢	Total deposits increased to $1.83 billion.

➢	Net loans totaled $1.36 billion, down 5%, over the past twelve months.

➢	Nonperforming assets decreased by $3.4 million, or 5%, to $59.8 million from $63.2 million at September 30, 2010.

➢
Our allowance for loan losses increased from $21.2 million or 1.52% of total loans at September 30, 2010 to $21.6 million, or 1.57% of total loans at December 31, 2010. Our nonperforming loan coverage increased to 41% at December 31, 2010 from 38% the previous quarter end.

➢	Stockholders’ equity increased by $5.3 million, or 3%, over the past twelve months to $205.4 million. At December 31, 2010, the Company’s book value per share was $14.86.

➢	Metro Bancorp continues to exhibit very strong capital ratios. The Company’s consolidated leverage ratio as of December 31, 2010 was 10.68% and its total risk-based capital ratio was 15.83%.

➢	For the 13th time in the past 14 years, the Central Penn Business Journal has named Metro Bancorp as one of the 50 Fastest Growing Companies in Central Pennsylvania.

➢
Metro Bank has four new sites in various stages of development in Central Pennsylvania: two in York County; one in Lancaster County and one in Cumberland County. The Bank currently has a network of 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York.

Income Statement

	Three months ended December 31,			Year ended December 31,
(dollars in thousands, except per share data)	2010	2009	% Change	2010	2009	% Change
Total revenues	$28,981	$25,753	13%	$109,230	$100,063	9%
Total expenses	24,548	25,646	(4)	97,103	91,710	6
Net income (loss)	1,457	(890)		(4,337)	(1,898)
Diluted net income (loss)/share	$0.10	$(0.07)		$(0.33)	$(0.24)

Total revenues (net interest income plus noninterest income) for the fourth quarter increased $3.2 million to $29.0 million, up 13% over the fourth quarter of 2009. Net interest income increased $1.9 million, or 10%, while service charges and other fee income increased by $74,000, or 1%. Gains on the sales of loans totaled $1.3 million for the fourth quarter as compared to $252,000 for the same period last year.  The gains were primarily related to sales of Small Business Administration (“SBA”) loans to the secondary market. The Company recorded net securities gains of $1.8 million for the fourth quarter of 2010 which were partially offset by a $1.6 million charge for the extinguishment of a $25 million fixed rate borrowing from the Federal Home Loan Bank.

Total revenues for the year ended December 31, 2010 were $109.2 million, up $9.2 million, or 9%, over 2009 and noninterest expenses were up $5.4 million, or 6%. On a linked quarter basis, the Company’s total revenues were up $1.4 million, or 5%, while at the same time, total noninterest expenses were up by $389,000, or 2%, over the previous quarter.

The Company recorded net income of $1.5 million for the fourth quarter of 2010 vs. a net loss of $890,000 for the fourth quarter of 2009. Earnings per share for the quarter were $0.10 as compared to net loss per share of $(0.07) recorded for the same period a year ago.  Net loss totaled $4.3 million for the year ended December 31, 2010 as compared to net loss of $1.9 million for 2009.  The net loss for the year 2010 is directly related to the elevated provision for loan losses made during the third quarter.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2010 totaled $20.4 million, up $1.9 million, or 10%, over the $18.6 million recorded in the fourth quarter of 2009.  Net interest income for the year ended December 31, 2010 totaled $79.9 million vs. $75.6 million for year ended December 31, 2009.

The net interest margin for the fourth quarter of 2010 was 3.89%, up 3 basis points over the previous quarter and up 14 basis points over the fourth quarter of 2009. Average interest earning assets for the fourth quarter totaled $2.07 billion vs. $2.04 billion for the previous quarter and up $125.9 million, or 6%, over the fourth quarter of 2009. The net interest margin on a fully-taxable basis for the fourth quarter of 2010 was 3.98%, the same as the previous quarter and compared to 3.89% for the fourth quarter of 2009.

The Company’s net interest margin, on a fully-taxable basis, was 4.00% for the year ended December 31, 2010 compared to 3.92% for the year ended December 31, 2009.

Average interest bearing deposits totaled $1.58 billion for the fourth quarter, up $105.7 million, or 7%, over the fourth quarter of 2009 while total noninterest bearing deposits averaged $333.5 million for the fourth quarter of 2010, up $27.4 million, or 9%, over the same period last year. At the same time, average borrowings (excluding subordinated debt) for the fourth quarter of 2010 were $61.2 million compared to $65.2 million for the same period one year ago. Total interest expense for the quarter was down $1.2 million, or 23%, from the fourth quarter of 2009 as a result of a 28 bps reduction in the Company’s total cost of funds from 1.06% to 0.78% over the past twelve months.

Change in Net Interest Income and Rate/Volume Analysis

As shown below, the change in net interest income on a fully tax-equivalent basis for the fourth quarter and for the year ended December 31, 2010 over the respective periods of 2009 was due to a combination of volume as well as rate changes in the Company’s earning assets.

(dollars in thousands)	Net Interest Income
2010 vs. 2009	Volume Change	Rate Change	Total Increase	% Increase
4th Quarter	$638	$1,100	$1,738	9%
Year to Date	$1,009	$3,198	$4,207	5%

Noninterest Income

Noninterest income for the fourth quarter of 2010 totaled $8.5 million, up $1.4 million, or 19%, over $7.2 million recorded in the fourth quarter one year ago.

	Three months ended December 31,			Year ended December 31,
(dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Service charges, fees and other income	$7,015	$6,941	1%	$26,681	$24,681	8%
Gains on sales of loans	1,329	252	427	2,434	546	346
Gains on sales of securities	1,765	1		2,801	1,571	78
Impairment losses on investment securities	-	(16)		(962)	(2,341)	(59)
Debt prepayment charge	(1,574)	-		(1,574)	-
Total noninterest income	$8,535	$7,178	19%	$29,380	$24,457	20%

Service charges, fees and other income increased by $74,000, or 1%, over the fourth quarter of 2009.  Gains on the sale of loans totaled $1.3 million for the fourth quarter of 2010 vs. $252,000 for the same period in 2009, primarily related to sales of SBA loans to the secondary market. Gains on the sales of investment securities during the fourth quarter of 2010 were $1.8 million and were partially offset by a $1.6 million charge recorded for the early retirement of a fixed rate borrowing from the Federal Home Loan Bank.

Noninterest income for the year ended December 31, 2010 totaled $29.4 million, up $4.9 million, or 20%, over 2009.  Service charges, fees and other income increased by $2.0 million, or 8%, for the year of 2010 over the same period in 2009.  Gains on the sales of loans totaled $2.4 million compared to $546,000 for 2009.

Noninterest Expenses

Noninterest expenses for the fourth quarter of 2010 were $24.5 million, down $1.1 million, or 4%, from $25.6 million recorded one year ago but up $389,000, or 2%, on a linked quarter basis. The breakdown of noninterest expenses for the fourth quarter and for year ended December 31, 2010 and 2009, respectively, are shown in the following table:

	Three months ended December 31,			Year ended December 31,
(dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Salaries and employee benefits	$10,397	$11,485	(9)%	$41,494	$43,426	(4)%
Occupancy and equipment	3,132	3,557	(12)	13,563	12,932	5
Advertising and marketing	827	876	(6)	2,967	2,751	8
Data processing	3,251	2,416	35	13,121	9,155	43
Regulatory assessments and related fees	1,193	736	62	4,598	3,992	15
Foreclosed real estate	11	289	(96)	1,380	578	139
Consulting fees	1,841	420	338	4,508	762	492
Core system conversion/branding (net)	-	1,440		-	917
Merger/acquisition	-	110		17	765	(98)
Other expenses	3,896	4,317	(10)	15,455	16,432	(6)
Total noninterest expenses	$24,548	$25,646	(4)%	$97,103	$91,710	6%

The increases in data processing expenses are primarily the result of the transition of certain services away from TD Bank to new service providers during 2009. Regulatory assessments for the fourth quarter and the year ended December 31, 2010 were higher primarily due to a higher level of FDIC deposit insurance premiums incurred by the Bank in 2010 as compared to 2009. Consulting fees for the fourth quarter and year ended December 31, 2010 were higher than the same periods of 2009, respectively, for services related to regulatory compliance efforts.

Noninterest expenses for 2010 totaled $97.1 million, up $5.4 million, or 6%, over 2009.

Balance Sheet

	As of December 31,
(dollars in thousands)	2010	2009	% Change

Total assets	$2,234,472	$2,147,759	4%

Total loans (net)	1,357,587	1,429,392	(5)%

Total deposits	1,832,179	1,814,733	1%

Total core deposits	1,770,201	1,783,319	(1)%

Total stockholders’ equity	205,351	200,022	3%

Deposits

The Company continued its deposit growth with total deposits at December 31, 2010 reaching $1.83 billion, a $17.4 million, or 1%, increase over total deposits of $1.81 billion one year ago.  Excluding time deposits, core checking and savings deposits increased by $17.5 million to $1.56 billion.

Core Deposits

Change in core deposits by type of account is as follows:

	As of December 31,
(dollars in thousands)	2010	2009	% Change	4th Quarter 2010 Cost of Funds
Demand non-interest-bearing	$340,956	$319,850	7%	0.00%
Demand interest-bearing	927,575	930,846	-	0.61
Savings	292,995	293,325	-	0.44
Subtotal	1,561,526	1,544,021	1	0.45
Time	208,675	239,298	(13)	2.29
Total core deposits	$1,770,201	$1,783,319	(1)%	0.66%

Total core demand non-interest bearing deposits increased by $21.1 million, or 7%, over the past twelve months to $341 million.  The total cost of core deposits, excluding certificates of deposit, during the fourth quarter of 2010 was 0.45% as compared to 0.64% for the fourth quarter one year ago.  The fourth quarter of 2010 cost of total core deposits was 0.66%, down 28 basis points, or 30%, from the fourth quarter of 2009 and down 4 basis points on a linked quarter basis.

Change in core deposits by type of customer is as follows:

	December 31,	% of	December 31,	% of	%
(dollars in thousands)	2010	Total	2009	Total	Change
Consumer	$894,994	51%	$896,155	50%	-%
Commercial	552,244	31	521,038	29	7
Government	322,963	18	366,126	21	(12)
Total	$1,770,201	100%	$1,783,319	100%	(1	) %

Total consumer core deposits increased by $24.4 million and commercial core deposits grew by $5.3 million during the fourth quarter of 2010 while government deposits experienced seasonal outflow of $145.0 million.

Lending

Gross loans totaled $1.38 billion at December 31, 2010, down $64.6 million, or 4%, from one year ago. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	December 30, 2010	% of Total	December 30, 2009	% of Total	$ Change	% Change
Commercial & Industrial	$348,036	25%	$405,211	28%	$(57,175)	(14	) %
Commercial Tax Exempt	89,401	6	108,861	7	(19,460)	(18)
Owner Occupied	241,537	18	263,413	18	(21,876)	(8)
Commercial Construction & Land Development	112,094	8	115,013	8	(2,919)	(3)
Commercial R/E - Other	299,034	22	255,560	18	43,474	17
Residential	81,124	6	85,035	6	(3,911)	(5)
Consumer	207,979	15	210,690	15	(2,711)	(1)
Gross loans	$1,379,205	100%	$1,443,783	100%	$(64,578)	(4	) %

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarters Ended
	December 31, 2010	September 30, 2010	December 31, 2009

Non-performing assets/total assets	2.68%	2.83%	2.12%
Net loan charge-offs (annualized)/avg total loans	0.62%	2.35%	0.56%
Loan loss allowance/total loans	1.57%	1.52%	1.00%
Non-performing loan coverage	41%	38%	38%
Non-performing assets/capital and reserves	26%	27%	21%

Non-performing assets trended lower for the second consecutive quarter to $59.8 million, or 2.68%, of total assets at December 31, 2010, down $3.4 million, or 5%, from $63.2 million, or 2.83%, of total assets, at September 30, 2010 and as compared to $45.6 million, or 2.12%, of total assets one year ago. Loans delinquent 30-89 days were down to 0.61% of total loans outstanding at December 31, 2010 as compared to 0.65% for the previous quarter and vs. 0.64% at year-end 2009.  This further supports the Company’s stabilization in asset quality with respect to nonperforming loans.

The Company recorded a provision for loan losses of $2.6 million for the fourth quarter of 2010 as compared to $13.4 million for the previous quarter and to $1.8 million recorded in the fourth quarter of 2009.  The allowance for loan losses totaled $21.6 million as of December 31, 2010 as compared to $21.2 million at September 30, 2010 and to $14.4 million at December 31, 2009. The allowance represented 1.57% of gross loans outstanding at December 31, 2010, up from 1.52% at September 30, 2010 and compared to 1.00% at December 31, 2009. As of December 31, 2010, $3.6 million, or 17%, of the total allowance for loan losses was specifically allocated to nonperforming loans and $18.0 million, or 83%, of the allowance was in the general reserve.

Total net charge-offs for the fourth quarter of 2010 were $2.2 million, vs. $8.4 million for the previous quarter and compared to $2.0 million for the fourth quarter of 2009. Total net charge-offs for the year ending December 31, 2010 were $13.8 million, or 0.98%, of average loans outstanding compared to $14.8 million, or 1.02%, of average loans outstanding for 2009.

Investments

At December 31, 2010, the Company’s investment portfolio totaled $665.6 million. Detailed below is information regarding the composition and characteristics of the portfolio at December 31, 2010:

Product Description	Available for Sale	Held to Maturity	Total
(dollars in thousands)
U.S. Government agencies/other	$21,409	$140,000	$161,409
Mortgage-backed securities:
Federal government agencies pass through certificates	2,386	48,497	50,883
Agency collateralized mortgage obligations	383,214	29,079	412,293
Private-label collateralized mortgage obligations	31,003	-	31,003
Corporate debt securities	-	10,000	10,000
Total	$438,012	$227,576	$665,588
Duration (in years)	3.5	7.0	4.7
Average life (in years)	4.5	9.1	6.0
Quarterly average yield	3.31%	3.87%	3.50%

At December 31, 2010, the after-tax unrealized loss on the Bank’s available for sale portfolio was $5.6 million as compared to an unrealized loss of $10.9 million at December 31, 2009. The Company continues to reduce its holdings of private-label CMO’s as the balance of such investments decreased by $26.9 million, or 46%, through sales and the receipt of pay downs during the fourth quarter.

Capital

Stockholders’ equity at December 31, 2010 totaled $205.4 million, an increase of $5.3 million, or 3%, over stockholders’ equity of $200.0 million at December 31, 2009. Return on average stockholders’ equity (ROE) for the fourth quarter of 2010 and 2009, respectively, was 2.75% and (1.76)%.

The Company’s capital ratios at December 31, 2010 and 2009 were as follows:

	12/31/10	12/31/09	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	10.68%	11.31%	5.00%
Tier 1	14.58	13.88	6.00
Total Capital	15.83	14.71	10.00

Both the Company and its subsidiary bank continue to maintain strong capital ratios and are well capitalized under various regulatory capital guidelines as required by federal banking agencies.

At December 31, 2010, the Company’s book value per common share was $14.86.

Forward-Looking Statements

This document contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, with respect to the financial condition, liquidity, results of operations, future performance and business of Metro Bancorp, Inc. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control).   The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

While we believe our plans, objectives, goals, expectations, anticipations, estimates and intentions as reflected in these forward-looking statements are reasonable, we can give no assurance that any of them will be achieved.  You should understand that various factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in these forward-looking statements, including:

•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•
the Federal Deposit Insurance Corporation (FDIC) deposit fund is continually being used due to increased bank failures and existing financial institutions are being assessed higher  premiums in order to replenish the fund;

•
the impact of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•
general economic or business conditions, either nationally, regionally or in the communities in which we do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and loan performance or a reduced demand for credit;

•	continued levels of loan quality and volume origination;

•	the adequacy of loan loss reserves;

•	the willingness of customers to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;

•	unanticipated regulatory or judicial proceedings and liabilities and other costs;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by us and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	the loss of certain key officers;

•	continued relationships with major customers;

•	our ability to continue to grow our business internally and through acquisition and successful integration of new or acquired entities while controlling costs;

•	compliance with laws and regulatory requirements of federal, state and local agencies;

•	the ability to hedge certain risks economically;

•	effect of terrorist attacks and threats of actual war;

•	deposit flows;

•	changes in accounting principles, policies and guidelines;

•	rapidly changing technology;

•	compliance with the April 29, 2010 consent order may result in continued increased noninterest expenses;
•	other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services; and

•	our success at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements.  The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these factors or any of our forward-looking statements, which speak only as of the date of this document. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us except as required by applicable law.